                                    AGREEMENT


        AGREEMENT, dated as of August 14, 1996 by and among Sierra Prime Income Fund, an unincorporated business trust, organized under the laws of the Commonwealth of Massachusetts (the "Fund"), Sierra Investment Advisors Corporation, a California corporation ("Sierra Advisors") and Van Kampen American Capital Management Inc., a Delaware corporation ("Management Inc.").

                                   WITNESSETH:

        WHEREAS, Sierra Advisors acts as the investment advisor to the Fund;

        WHEREAS, Management Inc., pursuant to that certain Investment Sub-Advisory Agreement by and among the Fund, Sierra Advisors and Management Inc. dated February 14, 1996, acts as the investment sub-advisor to the Fund;

        WHEREAS, the Fund invests principally in interests in floating or variable rate senior loans made primary to United States corporations, partnerships and other entities (the "Senior Loan Interests") which Senior Loan Interests generally pay interest at rates which are periodically redetermined by reference to a base lending rate plus a premium;

        WHEREAS, the Board of Trustees of the Fund have established certain procedures for the valuation of the Senior Loan Interests in the Fund's portfolio (the "Senior Loan Interest Pricing Procedures") and credit quality review procedures for Senior Loan Interests in the Fund's portfolio (the "Credit Quality Review Procedures") in accordance with certain resolutions adopted by the Board of Trustees of the Fund (the "Senior Loan Interest Valuation Resolutions") and guidelines for valuing senior loan interests (the Senior Loan Interest Valuation Guidelines") utilized by Management Inc.;

        WHEREAS, the Fund and Sierra Advisors desire that Management Inc. provide to the Fund valuations for the Senior Loan Interests in the Fund's portfolio in accordance with the Senior Loan Interest Pricing Procedures and the Senior Loan Interest Valuation Guidelines, and oversee the credit quality of the Senior Loan Interests in the Fund's portfolio pursuant to the Credit Quality Review Procedures;

        WHEREAS, Management Inc. desires to provide such Senior Loan Interest valuations, and to oversee the credit quality of such Senior Loan Interests, to the Fund and Sierra Advisors;

        WHEREAS, each of the parties hereto desire to set forth their understandings with respect to Management Inc.'s provision of valuations and credit quality review for Senior Loan Interests in the Fund's portfolio.

        THEREFORE, in consideration of the mutual agreements and covenants of the parties set forth herein and such other good and valuable consideration, the legally sufficiency of which is acknowledged, the parties hereto agree as follows:

1.       SERVICES.

         For the term of this Agreement, Management Inc. agrees to provide to Fund, Sierra Advisors as well as to such other appropriate service provider to the Fund as the Fund or Sierra Advisors may direct, including State Street Bank & Trust Company as Custodian and Administrator of the Fund, its valuations for Senior Loan Interests in the Fund's portfolio in the time and manner as specified in the Senior Loan Interest Pricing Procedures as more fully set forth in Section 2 hereof. Further, Management Inc. agrees to provide to the Fund and Sierra Advisors credit review of the Senior Loan Interests in the Fund's portfolio pursuant to the Credit Quality Review Procedures as more fully set forth in Section 2 hereof.

2.       PRICING PROCEDURES/SENIOR LOAN INTEREST GUIDELINES.

         Each of the Fund and Sierra Advisors represent and warrant to Management Inc. that the Senior Loan Interest Pricing Procedures (and the attached Senior Loan Interest Valuation Resolutions and Senior Loan Interest Valuation Guidelines) attached hereto and made part hereof as Exhibit A and Attachments 1 and 2 thereto, respectively, have been adopted by the Board of Trustees of the Fund. Each of the Fund and Sierra Advisory further represent and warrant to Management Inc. that the Credit Quality Review Procedures attached hereto and made part hereof as Exhibit B have been adopted by the Board of Trustees of the Fund. The Fund and Sierra Advisors agree to provide copies of all amendments to or restatements of the Senior Loan Interest Pricing Procedures, Senior Loan Interest Valuation Resolutions, Senior Loan Interest Guidelines and Credit Quality Review Procedures to Management Inc. on a timely and on-going basis, but in all events prior to such time as said amendments become effective. Management Inc. is entitled to rely on all such documents furnished to it by the Fund and Sierra Advisors.

3.       TERM.

         The term of this Agreement shall be coterminous with the term of the Investment Sub-Advisory Agreement and shall be terminable as set forth in Section 9 of said Investment Sub-Advisory Agreement.

4.       FEES.

         In consideration of its retention as the investment sub-advisor for the Fund, Management Inc. shall provide the Services indicated herein at no cost to the Fund or Sierra Advisors.

5.       NO WARRANTIES AND LIMITATION OF LIABILITY.

         Management Inc. will use reasonable efforts to provide accurate, complete and timely Senior Loan Interest valuations to the Fund and Sierra Advisors. Subject to Management Inc.'s contractual obligation to use reasonable efforts as set forth in the preceding sentence, Management Inc. does not warrant the accuracy or completeness or timeliness of any of the recommendations supplied by it under this Agreement. THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY IN CONNECTION WITH ANYTHING DONE OR SUPPLIED BY MANAGEMENT INC. PURSUANT TO THIS AGREEMENT.

         IN NO EVENT WILL MANAGEMENT INC. BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR GOOD WILL, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEN OR UNFORESEEN, WITH RESPECT TO ANY CLAIM BY THE FUND, SIERRA ADVISORS OR MANAGEMENT INC. AS THE CASE MAY BE OR ANY THIRD PARTY ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES PROVIDED UNDER THIS AGREEMENT INCLUDING WITHOUT LIMITATION CLAIMS RELATING TO THE COMPLETENESS OR ACCURACY OR TIMELINESS OR DELIVERY OF ANY RECOMMENDATIONS SUPPLIED, THE RESULTS OBTAINED FROM THE USE OF THE RECOMMENDATIONS, TRANSMISSION DELAYS OR OMISSIONS, INTERRUPTIONS IN SERVICE, OR ANY OTHER CLAIM ARISING OUT OF THE USE OF THE DATA OR THE FAILURE TO SUPPLY ANY DATA.

6.       REPRESENTATIONS AND WARRANTIES.

         Each of the parties hereto represents and warrants to the other party hereto as follows:

         (a) it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement constitutes the valid and legally binding obligation of such party, enforceable in accordance with its terms and conditions; and

         (b) the execution, delivery and performance of this Agreement and the transactions contemplated hereby do not conflict with or violate in any material respect: (i) said party's charter or by-laws; (ii) any contract or agreement to which it is a party; (iii) any order, decree or judgment of any court or governmental authority; or (iv) any Federal or State statute, rule or regulation.

7.       COVENANTS.

         During the term of this Agreement, each of the parties agree:

         (a) to consult with the other parties hereto prior to recommending any changes or modifications in the Guidelines;

         (b) to comply with all codes, regulations and laws applicable to the provision of the services to be provided by it under this Agreement;

         (c) to execute and deliver such further documents and instruments and take such other actions as the other parties hereto may reasonably request to more effectively carry out the Services to be provided pursuant to this Agreement; and

         (d) to take no action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

8.       CONFIDENTIALITY.

         Management Inc. agrees to provide information in support of its valuations of Senior Loan Interests to the Fund and Sierra Advisors pursuant to their reasonable request from time to time. All information in support of the valuation of Senior Loan Interests deemed to be significant by Management, Inc. will be provided pursuant to the reasonable request noted above. Both the Fund and Sierra Advisors acknowledge and agree that any such information provided by Management Inc. will be treated as material non-public information and will hold such information strictly confidential. Further, the Fund and Sierra Advisors agree that any such information provided by Management Inc. may have the effect of limiting the Fund or Sierra Advisors' ability to trade in other securities of the issuers of Senior Loan Interests pursuant to Federal Insider Trading laws and other applicable law.

9.       INDEMNIFICATION.

         (a) The Fund and Sierra Advisors shall indemnify and hold harmless Management Inc., its affiliated persons (as defined in the Investment Company Act of 1940, as amended) and its and their directors, officers, employees, agents, advisors, representatives and affiliated persons, control persons or any of its affiliates (each an "Indemnified Party") against, and the Fund and Sierra Advisors agree that no Indemnified Party shall have any liability to the Fund or Sierra Advisors or any of their trustees, directors, officers, employees, agents, advisors, representatives and affiliated persons and each person who controls either the Fund or Sierra Advisors or any of each of their respective affiliated persons for, any judgment, loss, claim, damage or liabilities, joint or several (including litigation costs and reasonable attorneys' fees) arising from, based upon or related to the services provided by Management Inc. (or any other Indemnified Party) in good faith and in the absence of gross negligence or willful misconduct under this Agreement. Management Inc. (or such other Indemnified Party) shall have the right, at their expense, to participate in the defense of any such claim through counsel of their own choosing; provided, however, that neither the Fund or Sierra Advisor shall be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Management Inc. (nor any other Indemnified Party) shall be entitled to indemnification hereunder to the extent that the judgment, loss, claim, damage or liabilities arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Management Inc. (or such other Indemnified Party).

        (b) Except for any judgment, loss, claim, damage or liability arising from the conduct of Management, Inc. deemed to be grossly negligent or willful or wanton, if the foregoing indemnification is unavailable to an Indemnified Party with respect to any judgment, loss, claim, damage, liability or expense referred to therein, then in lieu of indemnification, the Fund and Sierra Advisors shall contribute to the amount paid or payable by an Indemnified Party.

10.     NOTICES.

        All notices hereunder shall be in writing and shall be delivered in person, or sent by overnight courier service, to the address of the party set forth below, or to such other address as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered.

        (a)    If to the Fund:

               Sierra Prime Income Fund
               9301 Corbin Avenue
               Northridge, California 91324
               Attention: Keith B. Pipes

        (b)    If to Sierra Advisors:

               Sierra Investment Advisors Corporation
               9301 Corbin Avenue
               Northridge, California 91324
               Attention: Michael D. Goth

               with a copy to:

               Morgan, Lewis & Bockius LLP
               2000 One Logan Square
               Philadelphia, PA 19103-6993
               Attention: Jeffrey P. Burns, Esq.

        (b)    If to Management Inc.:

               Van Kampen American Capital Management, Inc.
               One Parkview Plaza
               Oakbrook Terrace, Illinois 60181
               Attention: Edward A. Treichel

               with a copy to:

               Van Kampen American Capital, Inc.
               One Parkview Plaza
               Oakbrook Terrace, Illinois 60181
               Attention: General Counsel

11.     AMENDMENT: ASSIGNMENT.

        This Agreement may not be amended except by written instrument executed by each party hereto. No party may assign this Agreement to any third party, without the express written consent of the other party hereto.

12.     SURVIVAL OF CERTAIN PROVISIONS.

        Notwithstanding the termination of this Agreement, those provisions of this Agreement that by their nature are intended to survive such termination shall survive, including without limitation, the provisions of Sections 8 and 9.

13.     ENTIRE AGREEMENT.

        This Agreement contains the entire understanding of the parties on the subject hereof and terminates and supersedes all previous verbal and written agreements on such subject.

14.     RELATIONSHIP OF THE PARTIES.

        It is understood that each party hereto that Management Inc. is an independent contractor and that in performing services under this Agreement, the employees of Management Inc. will in no sense be the employees of the Fund or Sierra Advisors. It is further acknowledged and agreed that the parties do not intend to constitute or establish a partnership or any other business entity under any state law.

15.     SEVERABILITY.

        In the event any provision of this Agreement or application hereof to any party or in any circumstances shall be determined to be invalid, unlawful or unenforceable to any extent, the remainder of this Agreement and the application of any provision to parties or circumstances other than those as to which it is determined to be unlawful, invalid or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

16.     NON-WAIVER.

        No delay or failure by any party in exercising any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right.

17.     ARBITRATION AND GOVERNING LAW.

        (a) Any dispute, controversy or difference which may arise among the parties hereto out of or in connection with this Agreement or any agreement entered into among the parties pursuant to this Agreement or any breach hereof or thereof shall, if possible, be settled by mutual consultation in good faith between senior executive officers of the parties having requisite decision making authority. Such mutual consultation shall take place as soon as practicable after the receipt by one party of a written notice from another party describing the dispute, controversy or difference between them. Except as provided in Section 8, in the event that the dispute is not resolved to the satisfaction of such parties by such consultation within 90 days of the written notice given to one party pursuant to this Section 17(a) then by agreement of the parties such dispute may be subject to arbitration procedures as agreed to by such parties.

        (b) Regardless of the situs of the arbitration, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

        (c) An arbitration award rendered shall be final and binding upon the parties hereto. The amount of the costs of any such arbitration and by whom they shall be paid will be determined as part of the arbitration. Judgment upon such arbitration award may be entered in any court having jurisdiction over the parties or their assets.

18.     CONSEQUENTIAL DAMAGES.

        Except pursuant to Sections 8 and 9, no party shall be liable to any other party for any consequential, indirect, incidental or special damages, even if advised of the possibility of such damages.

19.     NO THIRD PARTY BENEFICIARIES.

        Except as provided in Section 9 with respect to indemnification, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

20.     CAPTIONS.

        The captions used herein are for convenience only and constitute no part of this Agreement.

        IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first above written.


SIERRA PRIME INCOME FUND


By:      /s/ KEITH B. PIPES
         --------------------------------
         Name:   Keith B. Pipes
         Title:  Executive Vice President


SIERRA INVESTMENT ADVISORS CORPORATION


By:      /s/ F. BRIAN CERINI
         --------------------------------
         Name:   F. Brian Cerini
         Title:  Chairman


VAN KAMPEN AMERICAN CAPITAL MANAGEMENT, INC.


By:      /s/ EDWARD A. TREICHEL
         --------------------------------
         Name:   Edward A. Treichel
         Title:  Senior Vice President

                                                                      EXHIBIT A

                            SIERRA PRIME INCOME FUND
                          PRICING COMMITTEE PROCEDURES

        A.      PRICING COMMITTEE

                1.      Function and Responsibility

                        a. The Pricing Committee is generally responsible for overseeing the valuation of assets held by Sierra Prime Income Fund (the "Trust") to ensure that such valuations are consistent with valuation resolutions adopted by the Board of Trustees (Attachment 1) and Senior Loan Interest ("SLI") Valuation Guidelines utilized by Van Kampen American Capital Management Inc. (the "Sub-Adviser") (the "Guidelines") (Attachment
                                Z).

                2.      Composition

                        a. At least 2 voting members, including at least 1 member who does not serve on the Credit Committee for the Trust (either currently or, with respect to any particular SLI, the Credit Committee at the time of the original purchase decision by the Trust); and

                        b. One non-voting member and secretary. Such member shall be, the Secretary, or Assistant Secretary of the Trust, or their delegate.


        B.      MEETINGS

                1.      The Pricing Committee shall have special meetings:

                        a.      If called by any member of the Pricing
                                Committee, or

                        b. If, as determined by the Portfolio Manager (discussed below), any of the following events occurs with respect to any SLI in the Trust's portfolio ("Special Situations")

                                I. Sub-Adviser becomes aware that obligor announces intent to file bankruptcy;

                                II. Sub-Adviser becomes aware that obligor announces inability to make payments on Senior Loan;

                                III. Sub-Adviser becomes aware that obligor is negotiating for debtor-in-possession financing;

                                IV. Sub-Advisor becomes aware that agent (or other intermediary) may be insolvent.

                2. The Pricing Committee shall determine, at each special meeting called:

                        a. The current Credit Component value (as such term is utilized in the Guidelines) for each SLI that, just prior to commencement of such meeting, had a Credit Component value of less than par (the "troubled credits") and each SLI which is on the "Watch List", as discussed below; and

                        b. The appropriateness of assumptions used in connection with the Interest Rate Component (as such term is utilized in the Guidelines);

                3. The Pricing Committee shall determine, at each special meeting, the current Credit Component value for the SLI or SLIs that are the subject of such special meeting; and

                4. The Pricing Committee shall consider, in determining estimated value of an SLI, the information contained in the "Pricing Memo" (as discussed below).

        C.      REFERENCE FROM THE PRICING COMMITTEE TO THE CREDIT COMMITTEE

                1. The Pricing Committee shall promptly refer to the Credit Committee for the Credit Committee's determination as to a sale recommendation if:

                        a. Any SLI with respect to which a Special Situation shall have occurred; and

                        b. Any other SLI with respect to which the Pricing Committee determines it to be appropriate to refer such SLI to the Credit Committee for such determination.

        D.      PORTFOLIO MANAGER

                1. It shall be the responsibility of the Portfolio Manager to identify "Special Situations" (as defined above) requiring the calling of a special meeting of the Pricing Committee and to maintain a list (the "Watch List") to be submitted to the Credit Committee of all SLIs for which the following events, and other events of similar credit impact have occurred;

                        a. Sub-Adviser becomes aware that the obligor has filed, announced it is considering filing or is reported to be considering filing for bankruptcy protection;

                        b. Sub-Adviser becomes aware that the obligor has defaulted in, has announced its inability to make, or is reported as being unable to make scheduled payments or principal and/or interest with respect to any debt obligations of such obligor;

                        c. Sub-Adviser becomes aware that the obligor or any creditor of the obligor has proposed a plan of reorganization or restructuring with respect to the obligor;

                        d. Sub-Adviser becomes aware that the obligor has violated any covenant with respect to the Senior Loan Agreements;

                        e. Sub-Adviser becomes aware that the obligor has requested, has indicated that it intends to request or is reported to be considering requesting a commitment for debtor-in-possession financing;

                        f. Sub-Adviser becomes aware that the obligor has suspended, has reported that it may suspend or is reported to be considering suspending payments to its trade creditors;

                        g. Sub-Adviser becomes aware that the obligor has been denied credit by its suppliers;

                        h. Sub-Adviser becomes aware that secondary market indications suggest a principal value of less than par; or that facility fee or interest rate spread (over base lending rate) indications materially differ from general market indications;

                        i. Sub-Adviser becomes aware that the agent bank (or other intermediary) is or is reported to be insolvent or has had its short-term credit rating reduced, with respect to banks through whom the Trust has purchased a participation, to A-1/P-1 (or its equivalent) or lower or, with respect to banks through whom the Trust has purchased an assignment, to A-2/P-2 (or its equivalent) or lower;

                        j. Sub-Adviser becomes aware of any material adverse change in cashflow or liquidity of the obligor;

                        k. Sub-Adviser becomes aware of any material adverse change in the operating performance or results of obligor; or

                        l. A member of the Pricing Committee, the Credit Committee or the Board of Trustees of the Trust has requested inclusion on the Watch List.

                2. The Portfolio Manager shall submit the Watch List, together with the factors causing each SLI to be placed on the Watch List, to each member of the pricing Committee prior to the next regularly scheduled Pricing Committee meeting.

                3. Once an SLI has been placed on the Watch List, it may be removed only by a vote of the Pricing Committee.

        E.      DOCUMENTATION

                1. For each date on which the Pricing Committee considers a change in the Credit Component Value of an SLI held by the Trust, a memo (the "Pricing Memo") with respect to such SLI shall be created and kept with the pricing records of the Trust. One member of the Pricing Committee shall be responsible for the Pricing Memo. The Pricing Memo shall contain a brief description of the basis for the determination of the estimated fair value of the principal amount of the SLI. For example, the Pricing Memo may (to the extent applicable) include, but is not limited to the following:

                        a. Any material events relative to the credit quality of the obligor which have occurred since the date of the last Pricing Memo;

                        b. The estimated period of time that any lapse in payment of principal or interest will last;

                        c. The adequacy of the Collateral Coverage for the Senior Loan (equaling the difference between the collateral valuation of the obligor and the aggregate stated principal amount of all senior indebtedness of such obligor), including the calculation thereof;

                        d. Whether the Sub-Adviser believes there is a risk of liquidation of the obligor;

                        e. Market rates of interest for higher risk obligors, e.g., contractual default rates; yield on "junk bond" index; yield with respect to well secured debt obligations of non-investment grade obligors; and

                        f. The factors considered in the review of the Interest Rate Component, and any adjustments thereto.

                2. The Pricing Committee shall review the logs showing actual current spreads and fees for representative transactions in both the primary and secondary market for SLIs, and include in the Pricing Memo a summary of such Review.

                3. The Pricing Committee shall prepare a report summarizing adjustment to the value of each SLI adjusted during a quarter, together with a brief summary of the reasons for such adjustments, for submission to the Board of Trustees of the Trust at each regularly scheduled quarterly meeting of the Board. In addition, the records of the Pricing Committee, including the Pricing Memos, shall be made available to the Board of Trustees upon their request.

                                                                    Attachment 1

                            SIERRA PRIME INCOME FUND

                   SENIOR LOAN INTEREST VALUATION RESOLUTIONS

   [Resolutions adopted by the Board of Trustees on                  , 199 ]
                                                    -----------------     -



RESOLVED, that Senior Loan interests shall be valued by Van Kampen American Capital Management Inc. (the "Investment Sub-Adviser") on behalf of the Fund on the basis of market quotations and transactions in instruments which the investment Sub-Advisor believes are comparable to senior loan interests in one or more of the following characteristics: credit quality, interest rate, interest rate redetermination period and maturity. Such instruments include commercial paper, negotiable certificates of deposit, treasury bills and short-term variable rate securities which have adjustment periods comparable to the senior loan interest in the Fund's portfolio. These instruments fluctuate in value as a function of interest rate and credit factors and it is expected that the Fund's net asset value will fluctuate accordingly. Because of the short-term nature of such instruments, however, the Fund's net asset value is expected to fluctuate less than the net asset values of investment companies with portfolios consisting primarily of fixed-income or longer term securities; and

FURTHER RESOLVED, that in determining the relationship between such instruments and the senior loan interests in the Fund's portfolio, the Investment Sub-Advisor will consider, among other factors (i) the creditworthiness of the borrower and (ii) the current interest rate, the period until the next interest rate redetermination and maturity of such senior loan interests. The Investment Sub-Advisor believes that lenders selling senior loan interests or otherwise involved in senior loan transactions may tend, in valuing senior loan interests for their own account, to be less sensitive to interest rate and credit quality changes and, accordingly, the Investment Sub-Advisor does not intend to rely on such valuations in valuing the senior loan interests for the Fund's account. However, a secondary trading market in senior loan interests is developing, although such market has not, in the view of the Board of Trustees and the Investment Sub-Advisor, developed to the extent to enable undo reliance, in valuing such interests, on prices or quotations provided by banks, dealers or pricing services with respect to secondary market transactions in senior loan interests. To the extent that an active secondary market in senior loan interests develops, the Investment Sub-Advisor may rely to an increasing extent on such market prices and quotations in valuing loan interests in the Fund's portfolio.

                                                                ATTACHMENT 2


                            SIERRA PRIME INCOME FUND

                   Senior Loan Interest Valuation Guidelines

I.      Introduction

        These guidelines set forth the general valuation considerations utilized by Van Kampen American Capital Management, Inc., (the "Sub-Adviser"), the investment sub-adviser to Sierra Prime Income Fund (the "Trust"), on behalf of the Trust with respect to interests (the "Senior Loan Interests") in senior loans (the "Senior Loans") in which the Trust invests. The Sub-Adviser determines the value of the Trust's portfolio pursuant to guidelines established and periodically reviewed by the Board of Trustees of the Trust.

        The value of a Senior Loan Interest in the Trust's portfolio is determined with references to changes in market interest rates (the "Interest Component") and to the creditworthiness of the obligor with respect to the Senior Loan underlying the Senior Loan Interest (the "Credit Component"). In valuing Senior Loan Interests in the Trust's portfolio the Sub-Adviser considers market quotations and transactions in instruments that the Sub-Adviser believes may be comparable to such Senior Loan Interests. In determining the relationship between such instruments and the Senior Loan Interests in the Trust's portfolio, the Sub-Adviser considers such factors as the creditworthiness of the obligor, the current interest rate, the period until next interest rate redetermination and maturity of such Senior Loan Interests. To the extent that the Sub-Adviser believes such information to be reliable, the Sub-Adviser considers prices, quotations and market indications provided by the banks, dealers or pricing services with respect to transactions in Senior Loan Interests.

II.     The Interest Component

        Interest payments with respect to Senior Loan Interests generally are determined with reference to a base interest rate, such as the prime rate, the London interbank offer rate or the certificate of deposit ("CD") rate, plus a premium or spread. Additionally, the effective rate of return on a Senior Loan Interest may be adjusted through receipt or payment of a fee, if any, at the time of purchase or sale of the Senior Loan Interest. Pursuant to the loan documents with respect to the Senior Loan, the applicable interest rate on the Senior Loan will be redetermined on a periodic basis, e.g., daily, monthly, quarterly, semi-annually or annually.


        A.      Fluctuations in the Base Rate

                The following guidelines should be utilized to take into account changes in value of the Senior Loan Interests in the Trust's portfolio as a result of fluctuations in market rates of interest.

                        1. Compare the base interest rate in effect with respect to a Senior Loan Interest (the "effective base rate") to publicly reported current market rates of interest on instruments with a comparable base rate of interest (the "current base rate").

                        2. Calculate the amount of discount or premium between the amount of Interest scheduled to be received until the next interest rate redetermination date, calculated with reference to the effective base rate, and the amount of interest that would be received if the current base rate were in effect.

                        3. Calculate the present value of such amount of discount or premium, if any, using a discount factor based on short-term market rates of interest derived from market quotations in comparable securities, e.g., the 90-day retail CD rate.

        B.      Fluctuations in Spreads

                The following guidelines should be utilized to take into account changes in the value of the Senior Loan Interests in the Trust's portfolio as a result of fluctuations in market spreads.

                1. Consider primary and secondary market information with respect to spreads applicable to current transactions in Senior Loan Interests in order to determine the spread which the Sub-Adviser believes would be applicable to a current transaction in such Senior Loan Interest (the "current spread"). Compare the actual spread with respect to the Senior Loan Interest (the "actual spread") to the current spread.

                2. Calculate the amount of discount or premium between the amount of interest which would be received during the life of the Senior Loan, calculated with reference to the actual spread, and the amount of interest that would be received if the current spread were applicable to the Senior Loan Interest.

                3. Calculate the present value of such amount of discount or premium, if any, using a discount factor based on short-term market rates of interest derived from market quotations in comparable securities.

        C.      Fluctuations in Facility Fees

                The following guidelines should be utilized to take into account changes in the value of the Senior Loan Interests in the Trust's portfolio as a result of fluctuations in market facility fees.

                1. Consider primary and secondary market information with respect to facility fees applicable to current transactions in Senior Loan Interests in order to determine the facility fee which the Adviser believes would be applicable to a current transaction in such Senior Loan Interest (the "current fee").

                2. Calculate the premium or discount between the unamortized portion of any facility fee received by the Trust with respect to a Senior Loan Interest and the current fee.

III.    The Credit Component

        The following guidelines should be utilized to take into account changes in the value of the Senior Loan Interests in the Trust's portfolio as a result of changes in the credit quality of the obligor with respect to a Senior Loan.

        1. Creditworthiness. Analyze the creditworthiness of the obligor with respect to the Senior Loan underlying the Senior Loan Interest to determine whether such creditworthiness necessitates any adjustment to the stated principal value of the Senior Loan Interest.

                (a) Delayed Payment. Attempt to determine whether there is a material risk of a lapse in the scheduled repayment of principal and/or in payment of interest on the Senior Loan, the likely duration of any such lapse and whether all or portion of any default in the repayment of principal and/or the payment of interest will ultimately be recovered by the Trust.

                (b)     Collateral Valuation.

                        (i) If upon best information and belief it appears to the adviser that the obligor with respect to the Senior Loan will continue to be operated as a going concern, estimate the value of the obligor as a going concern and compare such valuation to the principal amount of the Senior Loan and any other senior securities of such obligor with an equal capital structure ranking to that of the Senior Loan. In making such estimations, utilize, to the extent appropriate, traditional valuation methods, e.g., by making reference to earnings multiples for purchases and sales of companies in the same or similar industries as that of the obligor.


                        (ii) If upon best information and belief the Sub-Adviser believes it unlikely that the obligor with respect to the Senior Loan will continue to be operated as a going concern, attempt to estimate the liquidation value of the obligor focusing on the value of specific collateral securing the Senior Loan and compare such valuation to the principal amount of the Senior Loan and any other senior securities of such obligor with an equal capital structure ranking to that of the Senior Loan.

                2. Affect on Principal. If warranted by the foregoing credit analysis, reduce the principal value of the Senior Loan interest to an amount which, in consideration of any other circumstances deemed relevant by the Advisor, reflects the estimated fair value of such Senior Loan Interest.



IV.     Secondary Market Data

        In addition to the interest Component and Credit Component, consider, to the extent deemed to be reliable, any available secondary market prices or quotations for trades in the Senior Loan Interests in the Trust's portfolio, any available bid and ask quotations regarding such Senior Loan Interests and other market information. Determine the reliability of the market data by considering such factors as:

        1. the parties to any trades in Senior Loan Interest and whether such transaction was a transfer of the Senior Loan Interest to a new lender or was a repositioning of interests among the existing lenders;

        2.      the recency of any trade in a Senior Loan interest;

        3. the size of any trade in relation to the size of the Trust's portfolio position in such Senior Loan Interest;

        4. whether the seller with respect to any trade as know to be a distressed company in need of cash;

        5.      the reliability of the source of market information; and

        6. whether the Sub-Adviser has access to financial information regarding the obligor with respect to the Senior Loan that such source may not.





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
                                                                EXHIBIT B

                            SIERRA PRIME INCOME FUND

                        CREDIT QUALITY REVIEW PROCEDURES

A.      Credit Committee

        1.      Function and Responsibility

                a) The Credit Committee shall be responsible generally for reviewing the overall credit quality of the portfolio of Sierra Prime Income Fund (the "Fund") including, but not limited to, (i) reviewing at least semi-annually the credit quality of every Senior Loan Interest (SLI) in the Fund's portfolio; (ii) approving and periodically reviewing the credit quality of agents and selling lenders associated with SLIs which the Fund acquires; and (iii) approving and periodically reviewing issuers with respect to short-term investments made by the Fund; and

                b) The Credit Committee shall have particular responsibility for (i) pre-authorizing all purchases of SLIs by the Fund and (ii) determining whether to recommend the sale of any SLI referred to the Credit Committee by the Pricing Committee.

        2.      Composition

                a)      Consist of at least 2 voting members,

                b)      Not complete overlap with the Pricing Committee, and

                c) Include, as a non-voting member and secretary for any meetings, the Secretary, any Assistant Secretary of the Fund or their delegate (the "Secretary").

        3.      Operation

                a) The Credit Committee shall meet as necessary to (i) pre-authorize SLI purchases (excluding subsequent additional purchases of previously approved SLIs with total commitments up to $50,000,000), (ii) determine whether to recommend SLI sales, and (iii) consider such other issues with respect to the overall credit quality of the Fund as may be appropriate.

                b) The Credit Committee shall request of the Portfolio Manager such reports, research, summaries, memoranda or other materials as deemed appropriate by the Credit Committee in connection with the discharge of its responsibilities pursuant hereto; and

                c) The Secretary shall keep minutes of all meetings of the Credit Committee.

B.      Portfolio Manager

        1. The Portfolio Manager shall not acquire any SLI without obtaining pre-authorization of the Credit Committee (except with regard to subsequent additional purchases of previously approved SLIs with total commitments up to $50,000,000).

        2. The Portfolio Manager shall have the authority to sell any SLI on behalf of the Fund without obtaining the prior authorization of the Credit Committee;

        3. The Portfolio Manager shall use its best efforts to effect the sale of any SLI recommended by the Credit Committee and shall report promptly to the Credit Committee, as the case may be, in the events that a sale of the terms so recommended is not readily achievable.

        4. The Portfolio Manager shall have the authority to acquire (i) short-term SLIs with respect to issuers approved by the Credit Committee and, to the extent required by applicable law, the Fund's prospectus or the policies of the Fund, by the board of Trustees and (ii) other high quality, short-term securities described in the Fund's prospectus; and

        5. The Portfolio Manager shall prepare or oversee the preparation of such reports, research, summaries, memoranda or other material as the Credit Committee may request in connection with the discharge of its responsibilities.

C.      Reference from Pricing Committee

        1. The Pricing Committee promptly shall reference to the Credit Committee for the Credit Committee's determination as to a sale recommendation:

                a) Any SLI with respect to which a Special Situation (as defined in the Pricing Committee Procedures) shall have occurred;

                b) Any SLI that has been designated by the Pricing Committee as a Watch List SLI (as provided in the Pricing Committee Procedures); and

                c) Any other SLI with respect to which the Pricing Committee determines it to be appropriate to refer such SLI to the Credit Committee for such determination.

D.      Reporting to Board of Trustees

        1. The Credit Committee shall present a credit report, for each SLI referred to the Credit Committee from the Pricing Committee, as of the close of each quarter, to the Board of Trustees of the Fund at each regularly scheduled quarterly meeting of the Board. In addition, the minutes of the Credit Committee meetings shall be made available to the Board of Trustees upon their request.